Exhibit 1(a)
                           1,000,000 UNITS

                           EUROWEB INTERNATIONAL CORP.

                            (EACH UNIT CONSISTING OF

     ONE SHARE OF SERIES A CONVERTIBLE CUMULATIVE REDEEMABLE PREFERRED STOCK
                     AND TWO COMMON STOCK PURCHASE WARRANTS)

                          AGREEMENT AMONG UNDERWRITERS

                                            Dated:                    , 1998

J.W. Barclay & Co., Inc.

 as Representative of the Several Underwriters
1 Battery Park Plaza

New York, New York  10004

Dear Sirs:

     We confirm our agreement with you as follows for the purchase by you and the other several Underwriter hereinafter referred to, including ourselves, of 1,000,000 Units, each Unit consisting of one share of Series A Convertible Cumulative Redeemable Preferred Stock and two Common Stock Purchase Warrants, (the "Units") plus the option to purchase up to an aggregate of 150,000 additional Units of Euroweb International Corp., a Delaware corporation, (the "Company"). The Units are to be purchased from the Company pursuant to an underwriting agreement, the form of which is annexed hereto (the "Underwriting Agreement"), the number of Units to be purchased by us severally being indicated on Schedule A to the Underwriting Agreement. The Units are to be offered to the public, and such offering will be made under a registration statement and prospectus relating thereto filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), copies of which, together with amendments thereto, we have received. The registration statement in the form in which it becomes effective and the prospectus, as then amended, are hereinafter respectively referred to as the "Registration Statement" and the "Prospectus".

     1. AUTHORITY OF MANAGING UNDERWRITER. We hereby authorize you, on our behalf, and as our agent and representative (in that capacity sometimes herein called the "Managing Underwriter" or "Representative"), to execute and deliver the Underwriting Agreement substantially in the form attached hereto, to act in our behalf in carrying it out and to take such action and make such determinations as you may deem advisable under and with respect thereto, including agreement to any non-material modification thereto (but not modifications as to price and number of Units to be purchased by us).

     2. PAYMENT AND DELIVERY. The purchase price of the Units to be purchased by us shall be $5.40 per Unit, and on the Closing Date we will pay you the amount so due plus an additional amount equal to $______ per Unit purchased by us, as compensation for your services as Managing

Underwriter. You shall give us at least 24 hours' notice of the Closing Date and the place thereof pursuant to the Underwriting Agreement. We will deliver, at or before 9:00 A.M., New York City time, on the day fixed as such Closing Date, to you at the office of the Representative, or at such other place or time as instructed by you, certified or bank cashier's checks, payable to the order of the Representative, in New York Clearing House funds, for the price of the Units which we have agreed to purchase and for the aforesaid fee. Upon receipt of such payment, you will make payment to the order of the Company, for our account, of the purchase price of such Units against delivery thereof to you for our account. You shall thereupon deliver to us the Units purchased by us, less such amounts thereof as shall have been reserved for offering to Selected Dealers if a selling group is formed. In the event we do not pay you the purchase price in the amount and at the time stated above, you may either treat our failure to do so as a default on our part or, at your election, pay the purchase price to the Company on our behalf and charge us with the amount thereof, with interest, withholding delivery of the Units for our account until such purchase price and interest are received by you.

     3. EXPENSES. You shall charge our account with: (i) all transfer taxes, if any, and other charges on purchases, sales or transfers for our account; and
(ii) our proportionate share (based upon the number of Units we agree to purchase) of all other expenses which are not paid by the Company, including, but not limited to, advertising costs and legal fees and disbursements of counsel for the Underwriters, incurred by you under the terms of this Agreement or in connection with the purchase, carrying and sale of the Units, including the expenses chargeable to and caused by any defaulting Underwriter hereunder. Funds of the Underwriters in your hands, as Managing Underwriter, may be held in your general funds without accountability for interest.

     4. PUBLIC OFFERING. The initial public offering of the Units, which shall be made as set forth in the Prospectus, may be made on the date on which the Registration Statement becomes effective or as soon thereafter as in your judgment shall be practicable. The initial public offering price for the Units shall be as shown on the cover page of the Prospectus. We authorize you to determine the form of any advertisement of the Units and the form of agreements, if any, with dealers. We also authorize you to manage any such public offering and to act as manager under agreements with dealers.

     We authorize you to reserve for sale, sell and deliver, on our behalf and for our account, to dealers (who may include any Underwriter) selected by you (herein sometimes referred to as the "Selected Dealers"), who are members of the National Association of Securities Dealers, Inc. (the "NASD") or to foreign banks, dealers and institutions not registered under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which agree to make no sales within the United States, its territories or possessions or to persons who are citizens thereof or residents therein, and in making sales to comply with the NASD's Interpretation With Respect to Free Riding and Withholding, and to such persons other than dealers as you shall select, such number of Units purchased by us from the Company as you shall determine. Such reservations and sales to Selected Dealers and other persons for the respective accounts of the several Underwriters shall be made as you may determine. The concessions to be allowed to Selected Dealers and by them to be reallowed to others are specified in the form of Selected Dealer Agreement annexed hereto. If no Selected Dealer Agreement is entered into, we hereby authorize you to allow concessions not exceeding $_____ per Unit (no part of which may be reallowed) to any other dealer who is a member of the National Association of Securities Dealers, Inc. or is a foreign dealer. The concessions and reallowances may be allowed only to dealers who are members in good standing of said Association, or foreign banks, dealers or institutions not eligible for membership in said Association who agree to make no sales within the United States, its territories or possessions or to persons who are citizens thereof or residents therein, and in making other sales, to comply with said Associations' Interpretation With Respect to Free-Riding and Withholding. Sales to others than such members or such foreign banks, dealers or institutions will be made at the public offering prices.

     You shall advise us promptly on the public offering date of the number of Units purchased by us which you have not reserved for sale to dealers or other persons. We will retain for direct sale all of such Units and, at any time prior to the termination of this Agreement, you may reserve for sale to dealers and other persons additional Units retained by us and remaining unsold.

     We agree that whether or not any Selected Dealer Agreement with Selected Dealers is entered into we shall be governed by the provisions of the attached form of Selected Dealer Agreement (except as otherwise expressly provided herein) during the term hereof, whether or not we are a Selected Dealer.

     Upon our request you may from time to time, in your discretion, release to us for direct sale any Units reserved by you for sale to Selected Dealers and other persons on our behalf and not then sold, and any Units so released shall not thereafter be deemed reserved.

     If prior to, or within seven days after, the termination of this Agreement any Units sold by us (other than Units sold by you as Managing Underwriter for the account of an Underwriter pursuant to this Agreement or any Selected Dealer Agreement) shall be purchased by the Managing Underwriter or by any Underwriter through the Managing Underwriter in the open market, then any of such Units shall be repurchased by us at a price equal to the total cost thereof including commissions and transfer taxes, if any, on redelivery. The Units delivered on such repurchase need not be the identical Units originally so purchased. In lieu of the repurchase of such Units you may, at your option (a) charge us an amount equal to the difference between the public offering prices and the cost prices to Selected Dealers of the Units so purchased, and any broker's commissions paid in connection with such purchase, or (b) sell for our account the Units so purchased, publicly or privately without notice at such prices and upon such terms and to such purchasers, including any of the several Underwriters, as you may determine, charging us the amount of any loss and expense or crediting to us the amount of any profit, less any expense, resulting from such sale.

     5. SALE OF UNITS BY UNDERWRITERS TO MANAGING UNDERWRITER. We will advise you, from time to time upon request, of the number of Units retained by or released to us for direct sale which then remain unsold and until the termination of this Agreement we will, upon your request, sell to you, in order to enable you to consummate sales or cover over-allotments, such number of such unsold Units as you may specify, at such price as you may designate, but not less than the purchase prices paid to the Company therefor.

     6. TRANSACTIONS IN UNITS BY UNDERWRITERS. We agree that until termination of this Agreement and the Selected Dealer Agreements, we will not buy or sell for our account any of the Units or outstanding shares of Common Stock of the Company except as permitted in this Agreement and the Selected Dealer Agreement or as a broker pursuant to unsolicited orders, provided, however, that, subject to the approval of the Managing Underwriter, any Underwriter may buy Units from, or sell Units to, any other Underwriter at the public offering price, less all or any part of a concession of $______ per Unit, and may buy from, and sell the same to, any Selected Dealer at the public offering price less all or any part of any concession to Selected Dealers in the amount specified in the form of Selected Dealer Agreement.

     7. LOANS AND ADVANCES. We authorize you to arrange such loans for our account, or to make such advances of your funds on our behalf, as you may deem necessary or advisable in connection with the purchase, delivery or carrying of any of the Units (and as may be permitted by law), and to pledge or hold as security therefor all or any part of the Units which we shall have purchased or agreed to purchase from the Company. We shall be paid or credited with the proceeds of all loans made for our account.

     You may, and at our request will, deliver to us from time to time on or after the Closing Date and prior to the termination of this Agreement, for carrying purposes only, any Units purchased by us which have been reserved for sale for our account but not sold and paid for. We will redeliver to you any Units so delivered to us for carrying purposes at such time or times prior to such termination as you may demand.

     8. STABILIZATION. We authorize you, in your discretion, during the term of this Agreement, and for our account (a) to buy and sell Units in the open market or otherwise, for long or short account, in such amounts and on such terms and at such prices as you may determine, provided that, during the term of this Agreement and the Selected Dealer Agreement, any such sales of Units shall be made at the public offering prices or, in the case of sales of Units to a Selected Dealer or one of the Underwriters, at the public offering price less the concession applicable thereto under Section 6 above, or any part of such concession, and (b) in arranging for sales of Units to Selected Dealers, to over-allot and to cover such over-allotments; it being understood that such purchases and sales and over-allotments shall be as nearly as practicable in the proportions in which the respective Underwriters have agreed to purchase the Units, and that at no time shall our net position, for either long or short account including such over-allotments, exceed 15% of the Units which we have agreed to purchase under the Underwriting Agreement. Upon your demand, we will pay you the cost of any Units purchased for our account and will deliver to you any Units sold or over-allotted for our account.

     We authorize you to file on our behalf with the Securities and Exchange Commission any reports required in connection with any transaction pursuant to this Section 8. You shall notify us promptly if you effect such transactions.

     9. TERMINATION AND SETTLEMENT. Unless earlier terminated by you, this Agreement shall terminate at the close of business on the 30th day after the initial public offering unless extended by you for an additional period or periods not exceeding an aggregate of 30 additional days. You may extend this Agreement for such period or periods and may terminate this Agreement at any time without prior notice.

     As soon as practicable after any such termination, any Units held by you for our account or reserved by you for sale to dealers and other persons but not sold and paid for, shall be delivered to us and our net credit or debit balance, taking into account our share of known expenses and charges and any necessary reserve for additional expenses, shall be received from or paid to you.

     Notwithstanding any settlement under this Agreement, we agree to pay our proportion (based on the number of Units we agree to purchase from the Company) of the amount of any claim, demand or liability which may be asserted against and discharged by the Underwriters, or any of them, based on the claim that the Underwriters constitute an association, unincorporated business or other separate entity, and also to pay a like proportion of any transfer taxes which may be assessed after such settlement and a like proportion of the expenses incurred by the Underwriters, or any of them, and approved by you in contesting any such claim, demand, liability or tax.

     10. DEFAULTING UNDERWRITERS. In the event of failure of any Underwriter to perform its obligation to take up and pay for the Units which it has agreed to purchase, you shall have the right to arrange for other persons, who may include yourselves, to take up and pay for such Units. In the event that such arrangements are made, the proportions of the Units then to be purchased by the other Underwriters and by such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder, but this shall not in any way affect the liability of any defaulting Underwriters to the other Underwriters for damages resulting from such default, nor shall default in any way relieve any other Underwriter of any of its obligations hereunder or under the Underwriting Agreement, except as therein provided.

     11. POSITION OF MANAGING UNDERWRITER. Except as herein otherwise expressly provided, you shall have full authority to take such action as you may deem necessary or advisable in respect of all matters pertaining to the Underwriting Agreement and this Agreement, and the purchase, sale and distribution of the Units, but you shall be under no liability to us except for want of good faith and for obligations assumed by you hereunder and except for any liabilities under the Act. No obligation not expressly assumed by you in this Agreement shall be implied herefrom.

     12. INDEMNITY. (a) We agree, and each of the several Underwriters (including yourselves) shall agree, to indemnify, defend and hold harmless each other Underwriter and each person who controls any other Underwriter within the meaning of Section 15 of the Act, to the extent and upon the terms that each Underwriter agrees to indemnify and hold harmless the Company as set forth in Section 6 of the Underwriting Agreement.

     (b) We will pay, upon your request, our proportionate share, based upon our underwriting obligation, of any losses, damages, liabilities or expenses, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, any amendments or supplements thereto or any preliminary prospectus or any selling or advertising material approved by you for use by the Underwriters in connection with the sale of the Units, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by an Underwriter specifically for use therein) and such proportionate share of any legal or other expenses reasonably incurred by you or with your consent in connection with investigating or defending any claim or action in respect of such loss, damage, liability or expense. In determining the amount of our obligation under this Section 12(b), appropriate adjustment may be made by you to reflect any amounts received from the Company by any one or more Underwriters in respect of such claim pursuant to Section 6 or Section 7 of the Underwriting Agreement or otherwise. There shall be credited against any amount paid or payable by us pursuant to this Section 12(b) any loss, damage, liability or expense which is incurred by us as a result of any such claim asserted against us, and if such loss, damage, liability or expense is incurred by us subsequent to any payment by us pursuant to this Section 12(b), appropriate provision shall be made to effect such credit, by refund or otherwise. If any such claim is asserted, you may take such action in connection therewith as you deem necessary or desirable, including retention of counsel for the Underwriters and in your discretion separate counsel for any particular Underwriter or groups of Underwriters. In determining amounts payable pursuant to this Section 12(b) any loss, damage, liability or expense incurred by any person controlling any Underwriter within the meaning of Section 15 of the Act which has been incurred by reason of such control relationship shall be deemed to have been incurred by such Underwriter. Any Underwriter may elect to retain at its own expense its own counsel. You may settle or consent to the settlement of any such claim with the approval of a majority in interest of the Underwriters on advice of counsel retained by you. Whenever you receive notice of the assertion of any claim to which the provisions of this Section 12(b) would be applicable, you will give prompt notice thereof to each Underwriter. You will also furnish each Underwriter with periodic reports, at such times as you deem appropriate, as to the status of such claim and the action taken by you in connection therewith. If any Underwriter or Underwriters default in their obligation to make any payments under this Section 12(b), each non-defaulting Underwriter shall be obligated to pay its proportionate share of all defaulted payments, based upon such Underwriter's underwriting obligation as related to the underwriting obligations of all non-defaulting Underwriters. Nothing herein shall relieve a defaulting Underwriter from liability for its default.

     (c) The indemnity agreement in this Section shall survive the termination of this Agreement.

     13. CONFIRMATION OF UNDERWRITERS. We confirm that we have examined the Registration Statement and the amendments thereto referred to in the Underwriting Agreement, that we are familiar with the proposed final amendment thereto (including the proposed final form of prospectus), that we are willing to accept the responsibilities of an underwriter under the Act in respect of the Registration Statement and are willing to proceed with the public offering of the Units in the manner contemplated, and that the form of the Selected Dealer Agreement employed by you in connection with this offering is satisfactory to us. We further confirm that the information relating to us in such proposed final form of prospectus and the statements therein as to the terms of the offering of the Units under the heading "Underwriting" of the Registration Statement insofar as they relate to us are correct, and we authorize you, as our Managing Underwriter, so to advise the Company. We further confirm that (a) we are members in good standing of the NASD, or (b) we are a foreign bank, dealer or institution not registered under the Exchange Act and we agree (i) that in making sales of the Units outside the United States we will comply with the requirements of the NASD's Interpretation With Respect to Free Riding and Withholding and (ii) that we will not offer or sell any of the Units within the United States, its territories or possessions or to persons who are citizens thereof or residents therein, and (c) we have the ratio of net capital to aggregate indebtedness, including the indebtedness represented by our obligation under this Agreement and under the Underwriting Agreement, required by Rule 15c3-1 promulgated by the Commission pursuant to the provisions of Section 15(c)(3) of the Exchange Act. We know of no engineering, management or similar report or memorandum relating to the Company prepared within the last year in connection with the offering by or for the Company, a controlling person of the Company or any Underwriter which has not been filed with the Commission. We also confirm that copies of the latest preliminary prospectus with respect to the Units have been mailed, at least two days prior to the date hereof, to all persons to whom it is presently expected we will sell Units and that, if we expect to mail a confirmation of any such sale to any person by air mail, said preliminary prospectus has been sent to such person by air mail. In response to Securities Act Release No. 5398, we agree that we will not sell more than two (2%) percent of the Units purchased by us hereunder to accounts over which we exercise discretionary authority. We, and any affiliate of ours engaged in the retail distribution of securities which is used by us in connection with the offering of the Units, will comply with the applicable provisions of the Selected Dealer Agreement. We will not sell any Units at prices less than the Offering Prices except to persons who have entered into, or agreed to enter into, the Selected Dealer Agreement. For a period of twenty-five (25) days after the effectiveness of the Registration Statement, or until completion of the public offering of the Units, whichever is later, we will provide a copy of the Prospectus to any person making a written request therefor.

     14. MISCELLANEOUS. Nothing herein contained shall constitute the several Underwriters an association, or any Underwriters partners with you or us, or with each other, or render any Underwriter liable for the obligations of any other Underwriter; and the rights and liabilities of ourselves and of each of the Underwriters shall be several and not joint.

     The Units purchased by us pursuant to the Underwriting Agreement shall remain our property until sold, and no title to any such Units shall pass to you by virtue of any of the provisions of this Agreement.

     Default by any one or more Underwriters in respect of their several obligations shall not release us or any other Underwriter from any obligations hereunder.

     You shall not have any responsibility with respect to the right of any Underwriter or other person to sell the Units in any jurisdiction, notwithstanding any information you may furnish in that connection. We authorize you to file with the New York authorities, as syndicate manager, a Further State Notice relating to the Units if required.

     The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

     This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, and we hereby consent and shall submit to the jurisdiction of the courts of the State of New York and of any federal court sitting in the City of New York with respect to controversies arising under this Agreement.

     15. NOTICES. Any notice from you to us shall be deemed to have been duly given if mailed, telephoned, telegraphed or delivered to us at our address set forth after on Schedule A to the attached Underwriting Agreement.

     16. EXECUTION OF AGREEMENT. This Agreement has been executed by us and is delivered to you in duplicate. Your confirmation hereof shall constitute this Agreement a valid and binding contract between you and us and each party to a similarly confirmed agreement substantially identical herewith, and this and such other agreements shall constitute the Agreement Among Underwriters.

                                    Very truly yours,

                                    By:_________________________________
                                       Attorney-in-fact for each of the
                                       several Underwriters named in
                                       Schedule A of the attached
                                       Underwriting Agreement


Confirmed as of the date first above written:

J.W. BARCLAY & CO., INC.

By:___________________________